Exhibit 99.1

Revlon Announces Actions to Improve Operating Efficiency

NEW YORK--(BUSINESS WIRE)--September 5, 2012--Revlon, Inc. (NYSE: REV) announced actions to drive operating efficiencies, primarily: (1) exiting its owned manufacturing facility in France and its leased manufacturing facility in Maryland, moving manufacturing from those facilities to other Revlon facilities and third parties; (2) rightsizing its French and Italian organizations; and (3) realigning its operations in Latin America, including consolidating Latin America and Canada into a single region. Certain of the actions are subject to consultations with employees, works councils or unions, and government authorities.

These actions will result in eliminating approximately 250 positions. Restructuring and related charges, which will be recognized in the third quarter of 2012, are expected to be approximately $25 million comprised of $19 million in employee-related costs and $6 million in other costs including asset write-offs. Of the total charge of $25 million, $23 million will be cash that will be paid out over the next twelve months. Annualized cost reductions are expected to be approximately $10 million, $9 million of which is expected to benefit 2013.

Revlon President and Chief Executive Officer, Alan T. Ennis, stated, “Over the past three years we have successfully executed our strategy and are delivering on our strategic goal of profitably growing our business. These actions will enable us to continue to invest in the execution of our strategy while maintaining highly competitive margins.”

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following expectations, plans and estimates: (i) our expectations regarding the charges and payments related to these actions and the amount and timing of the annualized cost reductions, including that (a) restructuring and related charges, which will be recognized in the third quarter of 2012, are expected to be approximately $25 million comprised of $19 million in employee-related costs and $6 million in other costs including asset write-offs, (b) of the total charge of $25 million, $23 million will be cash that will be paid out over the next twelve months, and (c) annualized cost reductions are expected to be approximately $10 million, $9 million of which is expected to benefit 2013; and (ii) our expectations that these actions will enable us to continue to invest in the execution of our strategy while maintaining highly competitive margins. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2011 Annual Report on Form 10-K filed with the SEC in February 2012 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2012 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) higher than anticipated restructuring and related charges and/or payments and/or changes in the expected timing of such charges and/or payments and/or less than anticipated annualized cost reductions from these actions and/or changes in the timing of our realizing such reductions; and/or (ii) difficulties with, delays in or the inability of the Company to implement these actions and/or realize their anticipated benefits, such as difficulties or delays in or our inability to invest in the execution of our strategy which could adversely affect our ability to maintain highly competitive margins. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced in this press release shall not be incorporated by reference into this release.

CONTACT:
Investor Relations:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations
elise.garofalo@revlon.com
or
Media and Public Relations:
Kimberly Kress, 212-527-6135
Vice President, Public Relations and Talent Management
kimberly.kress@revlon.com